ORION FINANCIAL GROUP, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE	August 8, 2013

San Jose, CA

Orion Financial Group, Inc. Enters Into a Financing Agreement to receive up to $25,000,000 from AGS Capital Group

New Partnership with Strong Leadership & Capital Provides for New Growth Opportunities

Orion Financial Group, Inc. (the “Company” or “Orion”) confirms it has entered into a Reserve Equity Financing (REF) agreement from AGS Capital Group, LLC, a US-based private investment fund, which shall provide the Company with up to $25,000,000, subject to such financing being registered with the United States Securities and Exchange Commission (“SEC”) and other conditions.

"Orion is pleased to have AGS Capital Group as a strategic financial partner. Their ability to provide us with a customized solution was a key factor in our selection,” says Kenneth Green, Chief Executive Officer of Orion.

Orion will provide financing alternatives to executives who seek to purchase (buy-side), divest (sell-side), or recapitalize their public or private company, and provide consulting services across industry sectors to companies with revenues between $2.5 million and $100 million.

“AGS Capital Group sees Orion as a financial services company that has the potential for considerable growth given their unique leadership expertise. We welcome the opportunity to back Orion in their efforts,” stated Allen Silberstein, Chief Investment Officer of AGS Capital Group.

About Orion Financial Group, Inc.

Orion will provide corporate financial consulting, mergers and acquisitions assistance, and due diligence resources. The Company will engage in strategic partnerships or acquisitions, and reach out to select companies through an exciting marketing strategy. Please see details at: www.OrionFinancialGroupInc.com

About AGS Capital Group, LLC

AGS Capital Group provides flexible equity and debt financing solutions for growth-stage and small cap public companies. AGS Capital Group invests in public companies around the world listed on most exchanges. AGS Capital Group performs fundamental analysis including credit risk, technical analysis of market trends and industry, evaluation of management team experience and corporate structure evaluation. Additional information at: www.agscapitalgroup.com

Cautionary Statement

This document contains forward-looking statements as defined within Section 27A of the US Securities Act of 1933 as amended and Section 21E of the US Securities Exchange Act of 1934 as amended, and are subject to risk. We assume no obligation to publicly update or revise these statements for any reason. Results may differ materially.

Contact:

Julia Jachim

Julia.Jachim@orionfinancialgroupinc.com